Table of Contents

As filed with the Securities and Exchange Commission on October 14, 2026

Registration No. 333-299332

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTUATE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8731	47-3044785
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1751 River Run, Suite 400
Fort Worth, Texas 76107
(817) 887-8455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Schmitt
President and Chief Executive Officer
1751 River Run, Suite 400
Fort Worth, Texas 76107
(817) 887-8455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel K. Donahue, Esq. Marilyn Kim, Esq. Greenberg Traurig, LLP 18565 Jamboree Road, Suite 500 Irvine, California 92612 (949) 732-6557	Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Patrick J. Egan, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 (732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 14, 2026

65,000,000 Shares of Common Stock

We are selling 65,000,000 shares of our common stock at an assumed public offering price of $0.6437 per share the last reported sale price of our common stock as reported on the Nasdaq Global Market on October 12, 2026. The actual public offering price per share of common stock will be determined between us and the underwriter at the time of pricing and may be at a discount to this assumed offering price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Our common stock is listed on the Nasdaq Global Market under the symbol “ACTU.” On October 12, 2026, the last reported sales price of our common stock on the Nasdaq Global Market was $0.6437 per share.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider all of the information set forth in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 5 of this prospectus and the risk factors incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include the reimbursement of certain expenses of the underwriter we have agreed to pay. Please see “Underwriting” beginning on page 18 for additional information regarding the total compensation to be received by the underwriter.

We have granted the underwriter a 45-day option to purchase up to an additional 9,750,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions. If the underwriter exercises this option in full, the total underwriting discounts and commissions payable will be $       and the total proceeds to us, before expenses, will be $        .

The underwriter expects to deliver the shares on or about                , 2026.

Konik Capital Partners

a division of T.R. Winston & Co.

The date of this prospectus is       , 2026.

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About This Prospectus

This prospectus, including information incorporated by reference herein, is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. This prospectus provides you with a general description of our Company and the securities offered by us.

For investors outside of the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus, including information incorporated by reference herein, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC, together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on this prospectus, the information incorporated by reference herein and the registration statement. Neither we nor the underwriter have authorized anyone else to provide you with different or additional information other than this prospectus or information incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Overview

We are a clinical stage biopharmaceutical company focused on developing therapies for the treatment of high impact, difficult to treat cancers through the inhibition of glycogen synthase kinase-3 (“GSK-3”). We are developing elraglusib, an ATP-competitive small molecule that is designed to enter cancer cells and block the function of the enzyme glycogen synthase kinase-3 beta (“GSK-3β”), a master regulator of complex biological signaling cascades, including those mediated by oncogenes, that lead to tumor cell survival, growth, migration, and invasion. We believe that the blockade of GSK-3β signaling ultimately results in the death of the cancer cells and the regulation of anti-tumor immunity. There are no approved high-affinity inhibitors of GSK-3β, and we believe elraglusib is one of the most advanced GSK-3β inhibitors in clinical development.

We have exclusively licensed elraglusib, a proprietary and patent-protected GSK-3 inhibitor developed in a collaboration between The Board of Trustees of the University of Illinois-Chicago and Northwestern University.

We believe elraglusib represents a “pipeline in a molecule” with a broad opportunity for us to potentially initiate and advance multiple drug development programs around our lead asset, based on its multimodal mechanisms of action, data emerging from completed or ongoing clinical studies and nonclinical biological, cellular, and animal data. Animal tumor model data, clinical study data and AI-based computational approaches have identified a number of areas of unmet clinical need in cancer treatment where elraglusib may play an interventional role, including pancreatic, metastatic melanoma, lung, colon, breast, renal, and ovarian cancer, leukemias and lymphomas, as well as some pediatric cancers including Ewing sarcoma, neuroblastoma and pediatric leukemias.

To date, we have treated over 500 patients with elraglusib as an IV injection (“Elraglusib Injection”) in Phase 1 and Phase 2 studies. We have also developed an oral formulation of elraglusib (“Elraglusib Oral Tablet”), which we believe will allow us to pursue a number of cancer indications with a more convenient dose delivery option for patients with the ability to dose patients on a daily basis. We filed an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (the “FDA”) in April 2026 to advance the Elraglusib Oral Tablet into a Phase 1/2 clinical study to identify the maximum tolerated dose (“MTD”) and Recommended Phase 2 Dose (“RP2D”) in adult patients with advanced, refractory cancers and we received FDA clearance to proceed with the Phase 1/2 clinical study. Once we have determined a RP2D, several Phase 2 or registrational studies have been identified for further clinical development of Elraglusib Oral Tablet, subject to additional funding, based on data from previous studies, including but not limited to, first-line metastatic pancreatic ductal adenocarcinoma (“mPDAC”), refractory, metastatic melanoma, refractory, metastatic colorectal cancer, and non-small cell lung cancer.

In addition, we have generated promising results with a once weekly IV infusion of elraglusib in first-line treatment of patients with mPDAC. Our Phase 2 study in mPDAC, known as Actuate-1801 Part 3B study, is a randomized, controlled Phase 2 study that enrolled 286 patients with no prior systemic treatment for metastatic disease. The primary endpoint for this study was median overall survival (“mOS”), with overall survival (“OS”) summarized throughout the study by estimates of 1-year survival. Updated data results presented at the American Society of Clinical Oncology Genitourinary Cancers Symposium (“ASCO GI”) in January 2026 utilizing a data cutoff as of November 22, 2025 showed that the study met its primary endpoint, demonstrating a statistically significant improvement in mOS with elraglusib plus gemcitabine/nab-paclitaxel (“GnP”) versus GnP alone. Data presented at ASCO GI included:

•	Statistically significant benefit in mOS in the elraglusib/GnP arm vs GnP control arm (mOS 10.1 months vs. 7.2 months, p=0.02, HR=0.62);
•	Near doubling of the 12-month survival rate, from 22.3% in the GnP arm to 44.4% in the elraglusib/GnP arm; and
•	Almost fivefold increase in 24-month survival rate, from 2.6% in the GnP control arm to 12.9% in the elraglusib/GnP arm, emphasizing the potential for long-term clinical benefit.

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While these data are impressive with once weekly dosing in patients, we believe we can further improve the outcome of patients using the Elraglusib Oral Tablet at the RP2D, including a more frequent dosing regimen to be identified in the Phase 1 study. We believe this strategy will further align with other new approaches to treating mPDAC with investigational products that are delivered orally to patients. In addition, the safety profile of elraglusib in over 500 patients to date shows the product is well tolerated as a monotherapy and in combination with chemotherapy. We believe this will allow the Elraglusib Oral Tablet to be combined with other investigational products, including but not limited to RAS and MEK inhibitors, where possible additive or synergistic mechanisms of action may potentiate better outcomes for patients treated with combination therapy including elraglusib.

In addition to our development plans for the Elraglusib Oral Tablet, we have advanced the development of Elraglusib Injection in pediatric cancer patients with recurrent/refractory solid cancers. This study, Actuate-1902, is a Phase 1/2 study that evaluated escalating doses of elraglusib as a single agent as well as in combination with irinotecan or cyclophosphamide/topotecan in the Phase 1 portion of the study. Patients in this Actuate-1902 study also experienced a number of objective responses in the combination chemotherapy arms, and based on this data, we identified Ewing sarcoma and neuroblastoma as possible new indications for further development of Elraglusib Injection, pending additional funding primarily focused on non-dilutive sources or capital, further expanding the potential use and positive therapeutic impact of elraglusib. In June 2026, we entered into an initial agreement with the University of Birmingham to evaluate elraglusib in the BEACON2 clinical study, an international, multi-arm, multi-stage platform clinical study designed to identify and advance promising treatment approaches for children with relapsed and refractory neuroblastoma. The planned clinical study is expected to enroll up to 20 patients with relapsed and refractory neuroblastoma in a dose confirmation cohort to evaluate safety and to determine the MTD, RP2D, and pharmacokinetics profile of the combination of elraglusib with dinutuximab beta plus chemotherapy. Following completion of the dose confirmation stage, the regimen may advance to a randomized portion of the study, where approximately 75 patients will be enrolled with a planned interim analysis.

Recent Developments

On October 2, 2026, we entered into separate letter agreements with Bios Partners, L.P., on behalf of certain Bios entities holding securities of our Company (the “Bios Entities”), and Kairos Venture Investments, LLC, on behalf of certain Kairos entities holding securities of our Company (the “Kairos Entities”), pursuant to which the Bios Entities and Kairos Entities have agreed, subject to certain limited exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock for a period of two years from the close of this offering. In consideration of their agreements, we have agreed, subject to the close of this offering, to issue to the Bios Entities and Kairos Entities at the closing of this offering warrants to purchase 3,000,000 shares and 700,000 shares of our common stock, respectively, at an exercise price equal to 150% of the price per share in this offering. The warrants to be issued to the Bios Entities and Kairos Entities shall be on substantially the same terms as the warrants to be issued to the underwriter, except for the exercise price. The Bios Entities and Kairos Entities beneficially own an aggregate of approximately 50% of our outstanding shares of common stock as of the date of this prospectus. Aaron Fletcher, Ph.D. and Todd Thomson are members of our board of directors and managing persons of the Bios Entities and Kairos Entities, respectively. Dr. Fletcher and Mr. Thomson have also agreed to a similar two-year lock-up of our securities beneficially owned by them.

Corporate Information

We are a Delaware corporation formed on January 16, 2015 as Apotheca Therapeutics, Inc. and changed our name to Actuate Therapeutics, Inc. on October 1, 2015. Our principal executive offices are located at 1751 River Run, Suite 400, Fort Worth, Texas 76107. Our telephone number is (817) 887-8455. Our website address is www.actuatetherapeutics.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 26, 2026, as described in the section entitled “Incorporation by Reference” in this prospectus.

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THE OFFERING

The following is a brief summary of some of the terms of this offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus. For a more complete description of the terms of our common stock, see “Description of Capital Stock.”

Common stock offered by us	65,000,000 shares of our common stock (74,750,000 shares if the underwriter exercises its over-allotment option in full).

Offering price	$ per share of common stock.

Common stock to be outstanding after this offering	89,013,577 shares (98,763,577 shares if the underwriter exercises its over-allotment option in full).

Option to purchase additional shares	We have granted the underwriter a 45-day option to purchase up to additional 9,750,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions.
Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ (or approximately $ if the underwriter exercises its over-allotment option in full), after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We expect to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully consider the information under “Risk Factors” in this prospectus and the other risks identified in the documents included or incorporated by reference in this prospectus before deciding to invest in our common stock.

Lock-up	Pursuant to the underwriting agreement, we have agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock for a period of up to 120 days from the close of this offering.

In addition, pursuant to separate letter agreements entered into on October 2, 2026, the Bios Entities, the Kairos Entities and their managing persons, Aaron Fletcher, Ph.D. and Todd Thomson, respectively, have agreed, subject to certain limited exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our capital stock or securities convertible into or exercisable or exchangeable for our capital stock beneficially owned by them for a period of two years following the close of this offering.

See “Underwriting” for more information.

Underwriter’s Warrants	We have agreed to issue to Konik Capital Partners, LLC, a division of T.R. Winston & Company, LLC, the underwriter in this offering, or its designees, as a portion of the underwriting compensation in connection with this offering, warrants (the “Underwriter’s Warrants”) to purchase shares of our common stock representing three and a half percent (3.5%) of the aggregate number of shares of common stock that we issue to investors in this offering. The Underwriter’s Warrants are exercisable at $ per share (125% of the public offering price per share) for five (5) years from the commencement of sales of securities in this offering in compliance with Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110(g)(8)(A). The Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e). The registration statement of which this prospectus forms a part registers for sale the Underwriter’s Warrants and the shares of our common stock issuable upon exercise of the Underwriter’s Warrants. See “Underwriting — Underwriter’s Warrants” for a more detailed description of these warrants.

Qualified Small Business Stock	We believe that upon the close of this offering (i) we will be an “eligible corporation” as defined in Section 1202(e)(4) of the Internal Revenue Code of 1986, as amended, or Code, (ii) we will not have made any purchases of our own stock during the one-year period preceding the closing having an aggregate value exceeding 5% of the aggregate value of all our stock as of the beginning of such period and (iii) our aggregate gross assets, as defined by Code Section 1202(d)(1)(B), at no time and through the closing will have exceeded or will exceed $75 million, taking into account the assets of any corporations required to be aggregated with us in accordance with Code Section 1202(d)(3). As such, we believe that the common stock offered hereby should be “qualified small business stock” pursuant to Code Section 1202(c). Certain prospective purchasers may be eligible for an exemption from federal income tax on capital gains with respect to “qualified small business stock” held for more than five years. For such exemption to apply to such purchaser, we will have to meet certain active business tests during substantially all of the prospective purchaser’s holding period, which tests may be impacted by our future operations and our utilization of the proceeds of this offering. We cannot assure you that we will meet all or any of such tests during substantially all of a prospective purchaser’s holding period. Prospective purchasers should consult their own tax advisors with regard to the applicability or interpretation of Section 1202 of the Code

NASDAQ Stock Market symbol	“ACTU.”

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The number of shares of common stock to be outstanding is based on 24,013,577 shares of common stock outstanding as of June 30, 2026 and excludes:

•	2,755,836 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2026, at a weighted average exercise price of $5.14 per share;
•	275,181 shares of our common stock issuable upon vesting of restricted stock units (“RSUs”) outstanding as of June 30, 2026;
•	922,096 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2026, at a weighted average exercise price of $7.87 per share;
•	2,432,742 shares of common stock reserved for future issuance under our 2024 Stock Incentive Plan (the “2024 Plan”) as of June 30, 2026;
•	3,364,407 shares of common stock issuable under the common stock purchase agreement, dated March 27, 2025 (the “Committed Equity Facility”) with B. Riley Principal Capital II (“B. Riley”);
•	2,275,000 additional shares of our common stock (2,616,250 additional shares if the underwriter exercises its over-allotment option in full) reserved for issuance upon exercise of warrants, with an exercise price of $ per share, which will be issued to the underwriter at the close of this offering;
•	3,000,000 additional shares of our common stock reserved for issuance upon exercise of warrants, with an exercise price of $ per share, which will be issued to the Bios Entities at the close of this offering; and
•	700,000 additional shares of our common stock reserved for issuance upon exercise of warrants, with an exercise price of $ per share, which will be issued to the Kairos Entities at the close of this offering.

Unless otherwise indicated, all information in this prospectus assumes (i) no exercise of the outstanding options and warrants or vesting of RSUs and no shares issued under the Committed Equity Facility, in each case as described above and (ii) no exercise by the underwriter of its option to purchase up to an additional 9,750,000 shares of common stock.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks below and the risks and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference in this prospectus, including our audited financial statements and the related notes, before you decide whether to purchase our common stock. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to this Offering and Our Common Stock

Because the public offering price of our common stock offered hereby is substantially higher than the net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The public offering price per share of common stock in this offering is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution of approximately $0.1937 per share, representing the difference between the assumed public offering price of $0.6437 per share and our as adjusted net tangible book value per share as of June 30, 2026. In addition, if our outstanding options or warrants are exercised, you could experience further dilution. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares of our common stock in this offering.

As an investor, you may lose all of your investment.

Investing in our common stock involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” for additional information. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We will need additional financing following this offering to execute our business plan and fund operations, which additional financing may not be available on reasonable terms, or at all.

As of June 30, 2026, the Company had cash and cash equivalents of $4,425,841 and working capital of $942,745. We believe that the net proceeds of this offering, plus our cash on-hand as of the date of this prospectus, is sufficient to fund our proposed operating plan through at least              .

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Since our inception, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from operations. We expect to incur significant expenses and operating losses in the foreseeable future as we advance the clinical development of elraglusib and any future product candidates. Our unaudited condensed consolidated financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Until such time, if ever, that we can generate substantial product revenue, we expect to finance our operations through equity offerings, debt financings, or other capital sources, including current or potential future collaborations, licenses, and other similar arrangements. As we seek additional financing in the near future, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our ability to raise additional funds may be adversely impacted by business conditions, global economic conditions, disruptions to, and volatility in, the credit and financial markets in the United States and worldwide, and diminished liquidity and credit availability. To the extent we raise additional capital through the sale of equity or convertible debt securities, stockholders’ ownership interest in our common stock will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions, engaging in acquisition, merger or collaboration transactions, selling or licensing our assets, making capital expenditures, redeeming our stock, making certain investments or declaring dividends. If we raise additional funds through collaborations or license agreements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity, debt, or other financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, or even cease operations.

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Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.

On March 27, 2025, we entered into a Committed Equity Facility with B. Riley pursuant to which we have the right, but not the obligation, to sell to B. Riley over a 36-month period up to the lesser of (i) $50 million of newly issued shares of our common stock and (ii) 3,904,374 shares of our common stock. The price per share of common stock sold to B. Riley is determined by reference to the volume-weighted average price of our common stock as defined within the Committed Equity Facility less a 3% discount, subject to certain limitations and conditions. The total net proceeds that we will receive under the Committed Equity Facility will depend on the quantity, frequency and prices at which we sell common stock to B. Riley. Between March 27, 2025 and August 31, 2025, we received net proceeds of $3,800,465 in exchange for 539,967 shares of common stock sold under the Committed Equity Facility. Since September 1, 2025, we have not sold any stock to B. Riley under the Committed Equity Facility and as of June 30, 2026, we had 3,364,407 shares of common stock in remaining capacity under the Committed Equity Facility.

On November 28, 2025, we entered into an At Market Issuance Sales Agreement (the “ATM Agreement”) with B. Riley Securities, Inc. and Craig-Hallum Capital Group LLC (each a “Sales Agent” and collectively the “Sales Agents”) with respect to an “at the market” offering program (the “ATM Facility”), under which we may, from time to time, at our sole discretion, issue and sell through the Sales Agents, up to $100 million of shares of common stock. As of June 30, 2026, we had approximately $98.7 million in remaining capacity under our ATM Facility.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act.

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The market price of our shares is subject to fluctuation and volatility.

You could lose all or part of your investment. The market price of our common stock is subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	results of our clinical trials and nonclinical studies, and the results of trials of our competitors or those of other companies in our market sector;

•	our ability to obtain and maintain regulatory approval of elraglusib or any future product candidates or additional indications thereof, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•	announcements concerning the progress and results of our clinical trials, our ability to potentially obtain regulatory approval for and commercialize elraglusib or any of our future product candidates, including any requests we receive from the FDA for additional studies or data that result in delays in potentially obtaining regulatory approval or potentially launching elraglusib or any of our future product candidates, if approved;

•	market conditions in the pharmaceutical and biotechnology sectors or the economy as a whole;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market;

•	our ability to enroll patients in future clinical studies;

•	the failure of elraglusib or any of our future product candidates, if approved, to achieve commercial success;

•	achievement of expected product sales and profitability;

•	announcements of the introduction of new products by us or our competitors;

•	developments concerning product development results or intellectual property rights of others;

•	litigation or public concern about the safety of elraglusib or any of our future potential products;

•	actual fluctuations in our quarterly operating results, and concerns by investors that such fluctuations may occur in the future;

•	deviations in our operating results from the estimates of securities analysts or other analyst comments;

•	additions or departures of key personnel;

•	sales of our stock by us, our insiders or our stockholders;

•	healthcare reform legislation, including measures directed at controlling the pricing of pharmaceutical products, and third-party coverage and reimbursement policies;

•	developments concerning current or future strategic collaborations; and

•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

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In addition, in the past, stockholders have initiated class action lawsuits against biopharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs, divert our management’s attention and resources and damage our reputation, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are not currently in compliance with the Nasdaq Global Market’s minimum market value of listed securities (“MVLS”) requirement of $50 million. If our common stock is delisted from the Nasdaq Global Market, and our common stock is not accepted for listing on the Nasdaq Capital Market, the market price and liquidity of our common stock and our ability to raise additional capital would be adversely impacted.

Our common stock is currently listed on the Nasdaq Global Market. Continued listing on the Nasdaq Global Market is conditioned upon compliance with various continued listing standards. On July 15, 2026, we received a letter (the “Notice”) from the Nasdaq Stock Market (“Nasdaq”) notifying us that, for the 30-business day period ended July 14, 2026, we had not met the $50 million minimum MVLS required to maintain continued listing on the Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 5450(b)(2)(A) (the “MVLS Requirement”).

As provided in the Nasdaq rules, we have 180 calendar days, or until January 11, 2027 (the “Compliance Date”), to regain compliance. To regain compliance, the market value of our listed securities must be at least $50 million for a minimum of 10 consecutive business days at any time prior to January 11, 2027. In the event we do not regain compliance with the MVLS Requirement prior to the Compliance Date or we are not able to continue to meet other continued listing standards, including the minimum bid price of $1.00, Nasdaq will notify us that our securities are subject to delisting, at which point we may appeal the delisting determination to a Nasdaq hearings panel or choose to seek a listing of our common stock on the Nasdaq Capital Market.

The Notice has no effect at this time on the listing of the Company’s securities on Nasdaq Global Market. We intend to actively monitor our MVLS between now and the Compliance Date, and may, if appropriate, evaluate available options including applying for a transfer to the Nasdaq Capital Market to resolve the deficiency and regain compliance with the requirement. While we are exercising diligent efforts to maintain the listing of our securities on the Nasdaq, there can be no assurance that we will be able to regain or maintain compliance with Nasdaq Global Market listing standards or satisfy the requirements necessary to transfer the listing of our securities to the Nasdaq Capital Market.

If our common stock is delisted from the Nasdaq, trading of our common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB Venture Market operated by OTC Markets Group. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors, and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our expectations for the results of our clinical studies, including our planned Phase 1/2 clinical trial of elraglusib in advanced cancer patients using the oral tablet formulation of elraglusib and the design of a future clinical study of elraglusib;

•	our ability to secure sufficient additional capital in the near term or implement other strategies needed to alleviate our current substantial doubt about our ability to continue as a going concern;

•	our regulatory plans to seek feedback from the FDA or European Medicines Agency (“EMA”) on the design and execution of clinical studies;

•	our ability to enroll additional patients or establish or advance plans for further development, including through conversations with the FDA or EMA;

•	our ability to successfully manage our relationships with our licensors and third-party service providers;

•	our ability to maintain, protect and further develop our intellectual property rights;

•	our ability to fund our current operations with our cash on hand and our ability to raise additional capital as and when needed;

•	our future financial and operating results;

•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

•	the timing and success of our plan of commercialization;

•	our intellectual property position and strategy, and our ability to obtain, maintain and enforce intellectual property rights for our platform and development candidates;

•	our ability to identify additional product candidates with significant commercial potential;

•	our reliance on third-party manufacturing and supply vendors and contract research organizations, or CROs;

•	potential benefits of any future collaboration;

•	developments relating to our competitors and our industry;

•	the impact of general economic conditions, including inflation and the imposition of new or revised tariffs or other trade restrictions;

•	the impact of government laws and regulations; and

•	the use of proceeds from this offering.

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The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in this prospectus and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $       (or approximately $        if the underwriter exercises its over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for working capital and general corporate purposes. This represents our best estimate of the manner in which we will use the net proceeds we receive from this offering based upon the current status of our business, but we have not reserved or allocated amounts for specific purposes and we cannot specify with certainty how or when we will use any of the net proceeds. The amounts and timing of our actual use of the net proceeds from this offering will vary depending on numerous factors, including the factors described under “Risk Factors” located elsewhere in this prospectus or in the information incorporated by reference herein. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our sixth amended and restated certificate of incorporation, as amended, or certificate of incorporation, and our amended and restated bylaws, or by-laws, each as amended from time to time, in their entirety for a complete description of the rights and preferences of our capital stock.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value of $0.000001 per share. As of June 30, 2026, there were 24,013,577 shares of common stock issued and outstanding.

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our certificate of incorporation also provides that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our certificate of incorporation. See the subsection titled“-Certain Anti-Takeover Effects of Delaware Law” and “-Amendment of Charter Provisions” below.

Record Holders. As of June 30, 2026, our outstanding shares of common stock were held of record by 86 stockholders.

Dividends. Subject to preferences that may apply to any outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available therefor.

Liquidation. In the event of a liquidation, dissolution or winding up, our stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Rights, Preferences and Privileges. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation grants our board of directors the authority, without further stockholder authorization, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. As of the date of this prospectus, we have not issued any shares of preferred stock. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of our common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of our company or an unsolicited acquisition proposal.

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Warrants

As of June 30, 2026, there were outstanding warrants to purchase an aggregate of 922,096 shares of our common stock at a weighted average exercise price of $7.87 per share, including the Private Placement Warrants (as defined below).

Private Placement Warrants

Warrants to purchase of up to 666,497 shares of common stock were issued pursuant to a securities purchase agreement, dated June 25, 2025, with certain institutional and accredited investors (the “Securities Purchase Agreement”) at an exercise price of $7.00 per share of common stock, subject to adjustment as set forth in the warrants (the “Private Placement Warrants”). The Private Placement Warrants are exercisable on a cash only basis at any time after the date of issuance and expire 20 days following the Milestone Date (as defined below) for additional proceeds to us of up to approximately $4.7 million if all Private Placement Warrants are exercised in full. The “Milestone Date” is the earliest to occur of (i) the FDA issuing Breakthrough Therapy designation for elraglusib and (ii) the date that the FDA provides written communication available to us of its determination as to whether we may pursue registration for elraglusib using Phase 2 or Phase 3 clinical data.

Registration Rights

Certain holders of shares of our common stock are entitled to certain rights with respect to registration of such shares under the Securities Act under the investor rights agreement entered into in connection with the purchase of our preferred stock that converted into common stock upon our IPO.

We have entered into a registration rights agreement with B. Riley with respect to the resale of any shares sold under the Committed Equity Facility.

We have entered into a registration rights agreement with the parties to the Securities Purchase Agreement providing for the registration of the shares sold thereunder.

Certain Anti-Takeover Provisions of Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings. Our certificate of incorporation and our bylaws provide that a special meeting of stockholders may be called only by our board of directors, chairman of the board of directors, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Staggered Board of Directors. Our certificate of incorporation provides that our board of directors is divided into three classes. The directors in each class serve for a three-year term, with one class being elected each year by our stockholders. This system of electing directors may tend to discourage a third party from attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors. Our certificate of incorporation provides that no member of our board of directors may be removed from office except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the Court of Chancery) (or, in the event the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our certificate of incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision.

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Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 51 Mercedes Way, Edgewood, NY 11717.

Listing

Our common stock is listed on the Nasdaq Global Market under the trading symbol “ACTU.”

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DILUTION

If you invest in our common stock, you will experience immediate dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock after this offering. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding.

Our net tangible book value as of June 30, 2026 was approximately $0.99 million, or approximately $0.04 per share. Net tangible book value is determined by subtracting our total liabilities from our total tangible assets, and net tangible book value per share is determined by dividing our net tangible book value by the number of outstanding shares of our common stock. After giving effect to the sale of 65,000,000 shares of our common stock in this offering at the assumed public offering price of $0.6437 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of June 30, 2026 would have been approximately $39.6 million, or approximately $0.45 per share. This represents an immediate increase in net tangible book value of approximately $0.41 per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $0.1937 per share to investors participating in this offering. The following table illustrates this calculation on a per share basis:

Assumed public offering price per share of common stock		$0.6437
Net tangible book value per share as of June 30, 2026	$0.04
Increase in net tangible book value per share attributable to investors participating in this offering	0.41
Adjusted net tangible book value per share after giving effect to this offering	0.45
Dilution per share to investors participating in this offering		$0.1937

If the underwriter exercises its option in full to purchase an additional 9,750,000 shares of common stock at the assumed public offering price of $0.6437 per share, our adjusted net tangible book value as of June 30, 2026, after giving effect to this offering, would have been approximately $0.46 per share, representing an increase in net tangible book value of approximately $0.42 per share to existing stockholders and immediate dilution in net tangible book value of approximately $0.1837 per share to investors participating in this offering.

The number of shares of our common stock expected to be outstanding after this offering is based on 24,013,577 shares of common stock outstanding as of June 30, 2026, and excludes the following:

•	2,755,836 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2026, at a weighted average exercise price of $5.14 per share;

•	275,181 shares of our common stock issuable upon vesting of RSUs outstanding as of June 30, 2026;

•	922,096 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2026, at a weighted average exercise price of $7.87 per share;

•	2,432,742 shares of common stock reserved for future issuance under our 2024 Plan as of June 30, 2026;

•	3,364,407 shares of common stock issuable under the Committed Equity Facility with B. Riley;

•	2,275,000 additional shares of our common stock (2,616,250 additional shares if the underwriter exercises its over-allotment option in full) reserved for issuance upon exercise of warrants, with an exercise price of $ per share, which will be issued to the underwriter at the close of this offering;

•	3,000,000 additional shares of our common stock reserved for issuance upon exercise of warrants, with an exercise price of $ per share, which will be issued to the Bios Entities at the close of this offering; and

•	700,000 additional shares of our common stock reserved for issuance upon exercise of warrants, with an exercise price of $ per share, which will be issued to the Kairos Entities at the close of this offering.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock or vesting of RSUs. The exercise of outstanding options or warrants having an exercise or conversion price less than the assumed offering price would increase dilution to investors participating in this offering. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through our sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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UNDERWRITING

Konik Capital Partners, LLC, a division of T.R. Winston & Company, LLC (“underwriter” or “Konik”) is acting as the underwriter of the offering. We have entered into an underwriting agreement, dated            , 2026, with Konik. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter named below and the underwriter named below has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of shares of our common stock:

Underwriter	Number of Shares
Konik Capital Partners, LLC, a division of T.R. Winston & Company, LLC
Total

The underwriter is committed to purchasing all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of legal opinions, comfort letters and officer’s certificates.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter proposes to offer the common stock offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the common stock to other securities dealers at such price less a concession of $      per share. After this offering, the public offering price and concession to dealers may be changed.

Discounts and Commissions. The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount (7%) to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

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In addition, we have also agreed to pay all fees, disbursements and expenses (including but not limited to all representations) in connection with this offering, including, without limitation, our legal and accounting fees and disbursements, the costs of preparing, printing and delivering registration statements, prospectuses, and prospectus supplements and amendments, post-effective amendments and supplements thereto. In particular, we have agreed to pay at each of the closings of this offering (including the offering of shares sold through the exercise of the over-allotment option, if any), to the extent not paid at earlier closings of this offering, all expenses incident to the performance of our obligations under our engagement letter with the underwriter, including, but not limited to: (1) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in this offering (including the over-allotment shares) with the SEC; (2) all Public Filing System filing fees associated with the review of this offering by FINRA; (3) all fees and expenses relating to the listing of the securities on the Nasdaq Stock Market; (4) all fees, expenses and disbursements relating to the registration, qualification or exemption of the offered common stock under the securities laws of such foreign jurisdictions as the Company and the underwriter together determine; (5) the costs of all mailing and printing of the offering documents (including, without limitation, the underwriting agreement, and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriter’s questionnaire and power of attorney), registration statements, prospectuses and prospectus supplements, and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the underwriter may reasonably deem necessary; (6) the costs of preparing, printing and delivering certificates representing the securities; (7) fees and expenses of the transfer agent for the securities; and (8) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriter.

Additionally, we will reimburse the underwriter for its reasonable accountable expenses including actual accountable road show expenses for this offering; reasonable fees of the underwriter’s counsel up to an amount of $125,000 (which maximum shall apply solely to such fees and disbursements of counsel and not to other fees and expenses); and background checks of our officers and directors.

We have paid a $25,000 expense advance to the underwriter to be credited against the accountable expenses actually incurred by the underwriter, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). In no event will we be required to reimburse the underwriter for its expenses in excess of $125,000 (not including any costs related to the indemnification of our officers and directors).

We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $268,516.

Over-Allotment Option

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriter to purchase up to 9,750,000 additional shares of common stock, representing 15% of the common stock sold in the offering, solely to cover over-allotments, if any. If the underwriter exercises all or part of this option, it will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.

Lock-Up Agreements

We, on behalf of ourselves and any successor entity, have agreed that, without the prior written consent of the underwriter, we will not, for a period of 120 days after the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, subject to customary exceptions for exercises or conversion of outstanding derivative securities and equity grants approved by our compensation committee; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock other than a Form S-8; (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

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In addition, we and all of our directors and executive officers, other than Aaron Fletcher, Ph.D. and Todd Thomson, each of whom serves on our board of directors, have agreed that, for a period of 120 days after the closing date of this offering, subject to certain limited exceptions, not to directly or indirectly, without the prior written consent of the underwriter, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company. The prior sentence will not apply to (i) the shares to be sold pursuant to the underwriting agreement, (ii) any shares of common stock issued upon the exercise of an option or other security outstanding on the date of the offering, (iii) such issuances of options or grants of restricted stock or other equity-based awards under an existing Company equity incentive plan, as amended, and the issuance of shares issuable upon exercise of any such equity-based awards, (iv) the filing of registration statements on Form S-8, (v) the issuance of securities to affiliates and subsidiaries of the Company, and, (vi) the issuance of securities in connection with mergers, acquisitions, joint ventures, licensing arrangements or any other similar non-capital raising transactions. Further, the Bios Entities, Kairos Entities and their managing persons, Dr. Fletcher and Mr. Thomson, respectively, have agreed, subject to certain limited exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our capital stock or securities convertible into or exercisable or exchangeable for our capital stock beneficially owned by them for a period of two years following the close of this offering.

The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Underwriter’s Warrants

We have agreed to issue to the underwriter or its designees warrants to purchase up to a total of 3.5% of the shares of common stock sold in this offering (including the shares sold through the exercise of the over-allotment option, if any). The registration statement of which this prospectus forms a part registers for sale the Underwriter’s Warrants and the shares of our common stock issuable upon exercise of the Underwriter’s Warrants. The warrants are exercisable at $ per share (125% of the public offering price per share) for five (5) years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(A). The Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e). The underwriter (or its permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the shares of common stock underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the commencement of sales of the offering. The warrants may be exercised as to all, or a lesser number of shares of common stock and will provide for cashless exercise for the underlying shares. The Underwriter’s Warrants will provide for registration rights upon request, in certain cases. The sole demand registration right provided, if any, will not be greater than five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided, if any, will not be greater than seven years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D). The Underwriter’s Warrants will have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders, if any. The exercise price and number of shares issuable upon exercise of the Underwriter’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

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Stabilization

In accordance with Regulation M under the Exchange Act, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

•	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

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Offering Price Determination

The public offering price was negotiated between the underwriter and us. In determining the public offering price of our common stock, the underwriter considered:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our common stock.

Indemnification

We have agreed to indemnify the underwriter, its affiliates and each person controlling the underwriter against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Discretionary Accounts

The underwriter has informed us that it does not expect to make sales to accounts over which it exercises discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

Passive Market Making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our securities on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Konik may in the future provide us and our affiliates with investment banking and financial advisory services for which Konik may in the future receive customary fees. Konik may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

An affiliate of Newbridge Securities Corporation, or Newbridge, a selling group member in this offering, previously acted as a placement agent for Bios Partners, LP in raising capital for Bios Fund III, LP, Bios Fund III, NT and for Bios Fund III QP, LP and related special purpose vehicle funds Bios Actuate Co-Invest II, LP, Bios ONL Co-Invest I, LP and Bios SIRPant Co-Invest I, LP (collectively, “Bios Fund III Entities”). The Bios Fund III Entities are managed by Bios Partners, LP.

The Bios Fund III Entities collectively own 5,389,922 shares of Company common stock on a fully diluted basis. Pursuant to the terms of Newbridge’s engagement by Bios Partners, LP, an affiliate of Newbridge currently receives between 40.0% and 50.0% of the management fee and 20.0% of the final carried interest generated by the capital raised by Newbridge for the Bios Fund III Entities, which includes amounts resulting from the management fee and returns generated by Bios Fund III Entities’ holdings in the Company.

In addition, Newbridge served as placement agent for approximately $7.1 million of the Company’s Series C financing conducted between August 2022 and June 2023. In connection with that engagement, Newbridge received an 8.5% cash fee of approximately $0.6 million, a reimbursement of $30,000 of expenses and a 2.0% warrant fee consisting of warrants to purchase 18,223 shares of Company common stock.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in the offering. The underwriter may allocate a number of shares to the underwriter and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the underwriter on the same basis as other allocations.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “ACTU.”

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Greenberg Traurig, LLP, Irvine, California. Lucosky Brookman, LLP, Woodbridge, New Jersey, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The Registration Statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, filed with the SEC on May 14, 2026 and August 14, 2026, respectively;

•	our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 6, 2026; and

•	our Current Reports on Form 8-K, filed with the SEC on May 6, 2026, May 22, 2026 and July 17, 2026.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Please direct requests to us at the following address:

Actuate Therapeutics, Inc.

1751 River Run, Suite 400

Fort Worth, Texas 76107

(817) 887-8455

You may also access these filings on our website at www.actuatetherapeutics.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

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65,000,000 Shares of Common Stock

PRELIMINARY PROSPECTUS

Konik Capital Partners

a division of T.R. Winston & Co.

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount to be paid
SEC registration fee	$2,375
FINRA filing fee	9,503
Accounting fees and expenses	40,000
Legal fees and expenses	200,000
Miscellaneous fees and expenses	16,638
Total	$268,516

Item 14. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law, or the DGCL, our sixth amended and restated certificate of incorporation, or certificate of incorporation, and our amended and restated bylaws, or bylaws.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that our certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) a director for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, or (iv) a director for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

II-1

Our certificate of incorporation provides that we will indemnify each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising from the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

Our board of directors has approved a form of indemnification agreement that has been executed by each of our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

Additionally, we maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

In February, March and May 2024, we issued and sold to a certain accredited investor convertible promissory notes, with principal amounts of $3.0 million, $1.5 million and $1.0 million, respectively. In connection with the closing of our initial public offering (“IPO”) on August 14, 2024, we issued to the noteholders 884,427 shares of our common stock upon the conversion of the convertible promissory notes, including accrued interest thereon, at a conversion price of $6.40 per share, representing 80% of the IPO price of $8.00 per share.

In August 2024, in connection with the IPO, we issued to the underwriters, Titan Partners Group LLC, a division of American Capital Partners, LLC, and Newbridge Securities Corporation, warrants to purchase up to 161,000 shares of common stock, representing 5% of the shares of common stock issued under the IPO, at an exercise price of $10.00 per share, representing 125% of the IPO price. The warrants became exercisable on February 8, 2025 and expire on August 12, 2027. The warrants can only be exercised on a cash basis through November 11, 2025 and only on a cashless basis on November 12, 2025 and thereafter.

II-2

In March 2025, we entered into a common stock purchase agreement with B. Riley (the “Purchase Agreement”), pursuant to which we have the right to sell to B. Riley up to 3,904,374 shares of common stock, subject to certain limitations and the satisfaction of specified conditions in the Purchase Agreement, from time to time over the 36-month period beginning on the Commencement Date (as defined in the Purchase Agreement). As of June 30, 2026, we have sold an aggregate of 539,967 shares of our common stock to B. Riley for proceeds of $3,800,465, net of discounts and offering costs.

In June 2025, we entered into the Securities Purchase Agreement for the private placement of an aggregate of (i) 666,497 shares of common stock, at a purchase price of $7.00 per share, and (ii) warrants to purchase up to an aggregate of 666,497 shares of common stock, with an exercise price of $7.00 per share, for aggregate gross proceeds of approximately $4.7 million, and additional gross proceeds of up to approximately $4.7 million if all warrants are exercised in full.

The securities in the above transactions were offered and sold pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder, as transactions not involving a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the certificates and warrants issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our Company. The sales of these securities were made without any general solicitation or advertising. There was no sales commission paid in connection with any of the transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a)           Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)           Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in financial statements or the related notes.

Exhibit Index

Exhibit Number	Description of Document

1.1**	Form of Underwriting Agreement between the Registrant and Konik Capital Partners, LLC, a division of T.R. Winston & Company, LLC
3.1	Sixth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Registrant’s Current Report on Form 8-K as filed on August 14, 2024)
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Registrant’s Current Report on Form 8-K as filed on August 14, 2024)
4.1	Form of Common Stock Certificate of the Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-1/A, filed with the SEC on June 11, 2024)
4.2	Fourth Amended and Restated Investors’ Rights Agreement by and between the Registrant and certain of its stockholders, dated November 30, 2022 (incorporated by reference to Registrant’s Registration Statement on Form S-1, filed with the SEC on May 24, 2024)
4.3	Form of Representative Warrant issued to Underwriter under IPO (incorporated by reference to Registrant’s Registration Statement on Form S-1/A, filed with the SEC on June 11, 2024)
4.4	Form of Second Amended and Restated Warrant issued to holders of Convertible Redeemable Preferred Stock (incorporated by reference to Registrant’s Registration Statement on Form S-1/A, filed with the SEC on June 11, 2024)
4.5	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Registrant’s Annual Report on Form 10-K, filed with the SEC on March 13, 2025)

II-3

4.6	Form of Warrant, dated June 25, 2025, by and among Registrant and each of the purchasers party thereto under the Securities Purchase Agreement (incorporated by reference to Registrant’s Current Report on Form 8-K as filed on June 26, 2025)
4.7**	Form of Underwriter’s Warrant
5.1*	Opinion of Greenberg Traurig, LLP
10.1±	Exclusive License Agreement with Equity, dated April 6, 2015, as amended, between The Board of Trustees of the University of Illinois and the Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-1/A, filed with the SEC on July 16, 2024)
10.2±	License Agreement, dated March 31, 2015, as amended, between Northwestern University and the Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-1, filed with the SEC on May 24, 2024)
10.3+	Actuate Therapeutics, Inc. 2015 Equity Incentive Plan, as amended, and form of grant agreements thereunder (incorporated by reference to Registrant’s Registration Statement on Form S-1, filed with the SEC on May 24, 2024)
10.4+	Actuate Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Registrant’s Registration Statement on Form S-1, filed with the SEC on May 24, 2024)
10.5+	Form of Stock Option Agreement under the Actuate Therapeutics, Inc. 2024 Stock Incentive Plan (incorporated by reference to Registrant’s Registration Statement on Form S-1/A, filed with the SEC on June 11, 2024)
10.6+	Form of Restricted Stock Unit Agreement under the Actuate Therapeutics, Inc. 2024 Stock Incentive Plan (incorporated by reference to Registrant’s Registration Statement on Form S-1/A, filed with the SEC on June 11, 2024)
10.7+	Non-Employee Director Compensation Policy (incorporated by reference to Registrant’s Registration Statement on Form S-1/A, filed with the SEC on June 21, 2024)
10.8+	Employment Agreement, effective April 15, 2015 and as amended on each of February 5, 2016, September 28, 2017, September 23, 2018, January 29, 2019, August 1, 2022, January 27, 2023 December 12, 2023 and May 9, 2024, between Daniel Schmitt, and the Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-1, filed with the SEC on May 24, 2024)
10.9+	Employment Agreement, effective June 1, 2022, between Andrew P. Mazar, Ph.D. and the Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-1, filed with the SEC on May 24, 2024)
10.10+	Employment Agreement, effective June 1, 2024, between Paul Lytle, and the Registrant (incorporated by reference to Registrant’s Registration Statement on Form S-1, filed with the SEC on May 24, 2024)
10.11	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Registrant’s Registration Statement on Form S-1, filed with the SEC on May 24, 2024)
10.12+	Tenth Amendment to Employment Agreement by and between Daniel Schmitt and the Registrant dated March 11, 2025 (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2025)
10.13+	First Amendment to Employment Agreement by and between Andrew P. Mazar, Ph.D. and the Registrant dated March 11, 2025 (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2025)
10.14+	First Amendment to Employment Agreement by and between Paul Lytle and the Registrant dated March 11, 2025 (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2025)
10.15	Securities Purchase Agreement, dated March 27, 2025, by and between Registrant and B. Riley Principal Capital II, LLC (incorporated by reference to Registrant’s Current Report on Form 8-K as filed on March 28, 2025)
10.16	Registration Rights Agreement, dated March 27, 2025, by and between Registrant and B. Riley Principal Capital II, LLC (incorporated by reference to Registrant’s Current Report on Form 8-K as filed on March 28, 2025)
10.17	Form of Securities Purchase Agreement, dated June 25, 2025, by and among Registrant and each of the purchasers party thereto (incorporated by reference to Registrant’s Current Report on Form 8-K as filed on June 26, 2025)
10.18	Form of Registration Rights Agreement, dated June 25, 2025, by and among Registrant and each of the purchasers party thereto (incorporated by reference to Registrant’s Current Report on Form 8-K as filed on June 26, 2025)
10.19	At the Market Issuance Sales Agreement dated as of November 28, 2025 between Registrant, on the one hand, and B. Riley Securities, Inc. and Craig-Hallum Capital Group LLC, on the other (incorporated by reference to Registrant’s Current Report on Form 8-K as filed on November 28, 2025)
10.20**	Letter Agreement, dated as of October 2, 2026, by and between the Registrant and Bios Partners, L.P.
10.21**	Letter Agreement, dated as of October 2, 2026, by and between the Registrant and Kairos Venture Investments, LLC
19.1	Insider Trading Policy (incorporated by reference to Registrant’s Annual Report on Form 10-K, filed with the SEC on March 13, 2025)

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21.1	Subsidiaries of the Registrant (incorporated by reference to Registrant’s Annual Report on Form 10-K, filed with the SEC on March 26, 2026)
23.1*	Consent of Crowe LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Greenberg Traurig, LLP (included within the opinion filed as Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to this registration statement)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
107*	Filing Fee Table

_____________________

*	Filed herewith.
**	Previously filed
+	Indicates management contract or compensatory plan.
±

Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K on the basis that they are not material and would likely cause competitive harm to the registrant if disclosed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, Texas on this October 14, 2026.

ACTUATE THERAPEUTICS, INC.

By:	/s/ Daniel M. Schmitt
Daniel M. Schmitt
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Daniel M. Schmitt	President, Chief Executive Officer and Director	October 14, 2026
Daniel M. Schmitt	(principal executive officer)

/s/ Paul Lytle	Chief Financial Officer	October 14, 2026
Paul Lytle	(principal financial and accounting officer)

*	Director and Chairperson	October 14, 2026
Aaron G.L. Fletcher, Ph.D.

*	Director	October 14, 2026
Martin H. Huber, M.D.

*	Director	October 14, 2026
Jason Keyes

*	Director	October 14, 2026
Amy Ronneberg

*	Director	October 14, 2026
Roger Sawhney, M.D.

	Director	October 14, 2026
Todd Thomson

*	Director	October 14, 2026
Daniel Zabrowski, Ph.D.

•	By: /s/ Daniel M. Schmitt
Daniel M. Schmitt, Attorney-in Fact

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